Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

DCB Financial Corp Announces Third Quarter 2016 Results

Lewis Center, OH, November 10, 2016 - DCB Financial Corp (the “Company”), (OTCPink:DCBF), parent holding company of The Delaware County Bank & Trust Company, Lewis Center, Ohio (the “Bank”) announced a net loss of $426,000 or $0.06 per diluted share for the three months ended September 30, 2016, compared to net income of $11.1 million or $1.52 per diluted share for the same period in 2015.

Third quarter results for 2016 included after-tax costs associated with the recently announced acquisition of the Company by First Commonwealth Financial Corporation ("First Commonwealth") of $651,000 or $0.09 per share. In the third quarter of 2015, the Company reversed a valuation allowance that had previously been recorded against its net deferred tax assets, resulting in a one-time tax benefit in the third quarter of 2015 of $10.7 million or $1.46 per diluted share. Pre-tax income was $400,000 for the third quarter of 2015.

Net income was $21,000 or $0.00 per diluted share for the nine months ended September 30, 2016, compared to net income of $11.5 million or $1.58 per diluted share for the same period in 2015. Pre-tax income was $783,000 or $0.11 per diluted share for the nine months ended September 30, 2015

On October 3, 2016, First Commonwealth and the Company announced that they had entered into a definitive merger agreement which provides for the merger of the Company with and into First Commonwealth following the satisfaction of certain closing conditions, including approval by the Company’s shareholders and approval by appropriate bank regulatory authorities (the “Merger”). Under the terms of the definitive merger agreement, which has been unanimously approved by the board of directors of both companies, the Company’s shareholders will be entitled to receive either 1.427 shares of First Commonwealth common stock or $14.50 in cash for each common share of the Company, subject to proration provisions set forth in the definitive merger agreement. Aggregate cash consideration to Company shareholders is fixed at $21,283,773, which is approximately 20% of the Merger consideration, and the remaining Merger consideration will be in the form of stock consideration. The Merger is expected to be completed in the second quarter of 2017.

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Balance Sheet Highlights

Total assets were $565.4 million at September 30, 2016, compared with $556.1 million at June 30, 2016 and $541.3 million at December 31, 2015. Much of the increase in assets in the first nine months of 2016 was in the Company’s loan portfolio (including held for sale), which increased $13.0 million or 3.4%, to $391.5 million at September 30, 2016.

Deposits totaled $489.5 million at September 30, 2016, compared with $467.6 million at June 30, 2016 and $474.5 million at December 31, 2015. Most of the increase during the third quarter was the result of an increase in municipal deposit balances of $19.5 million during the quarter.

Shareholders’ equity was $59.4 million at September 30, 2016, compared with $59.9 million at June 30, 2016 and $58.8 million at December 31, 2015. The decrease in shareholders’ equity in the third quarter was attributable primarily to the net loss for the quarter. The Company’s tangible common equity to tangible assets ratio was 10.5% at September 30, 2016.

The Bank’s common equity tier 1 capital ratio was 12.26% and its total risk-based capital ratio was 13.44% at September 30, 2016, both of which were well above the regulatory thresholds required to be classified as a “well-capitalized” institution, which are 6.5% and 10.0%, respectively.

Asset Quality and the Provision for Loan Losses

Delinquent loans (including non-accrual loans) totaled $3.7 million or 0.94% of total loans at September 30, 2016, compared to $1.6 million or 0.41% of total loans at June 30, 2016 and $1.5 million or 0.41% of total loans at December 31, 2015. Non-accrual loans totaled $3.4 million or 0.86% of total loans at September 30, 2016, compared to $1.4 million or 0.36% of total loans at June 30, 2016 and $1.2 million or 0.32% of total loans at December 31, 2015. The increase in non-accrual loans resulted from a commercial real estate mortgage with a balance of $2.1 million that was moved to non-accrual status in the third quarter.

Non-performing assets were $9.9 million or 1.77% of total assets at September 30, 2016, compared to $8.0 million or 1.43% of total assets at June 30, 2016 and $7.3 million or 1.35% of total assets at December 31, 2015. Troubled debt restructurings (“TDR’s”), which are performing in accordance with the restructured terms and accruing interest, but are included in non-performing assets, were $6.4 million at September 30, 2016, compared to $6.5 million at June 30, 2016 and $6.0 million at December 31, 2015.

2

Net recoveries of $2,000 were recorded in the third quarter of 2016, compared to net recoveries of $255,000 in the second quarter of 2016 and net recoveries of $192,000 in the year ago quarter. There was no provision for loan losses recorded in the three months and nine months ended September 30, 2016. The Company recorded a negative provision for loan losses of $150,000 in the third quarter of 2015, due primarily to the net recoveries recorded in that quarter and to the favorable impact on the allowance for loan losses of the reduction in non-performing loans during that quarter. The negative provision for loan losses recorded in the third quarter of 2015 had the effect of offsetting the provision for loan losses of $150,000 that was recorded in the first quarter of 2015, resulting in no provision for loan losses for the nine months ended September 30, 2015. The allowance for loan losses was $4.6 million at both September 30, 2016 and at June 30, 2016, and was $4.3 million at December 31, 2015. The ratio of the allowance for loan losses to total loans was 1.18% at September 30, 2016, compared to 1.17% at June 30, 2016 and 1.14% at December 31, 2015.

The ratio of the allowance for loan losses to non-performing loans (including TDR’s) was 46.9% at September 30, 2016, compared to 58.0% at June 30, 2016 and 59.7% at December 31, 2015. The ratio of the allowance for loan losses to non-accrual loans was 136% at September 30, 2016, compared to 323% at June 30, 2016 and 355% at December 31, 2015.

Net Interest Income

Net interest income totaled $4.3 million in the quarter ended September 30, 2016, compared to $4.2 million in the third quarter of 2015 and $4.2 million in the second quarter of 2016. The net interest margin was 3.31% in the third quarter of 2016, compared to 3.35% in the year-ago quarter and 3.41% in the second quarter of 2016. The decline in the net interest margin compared to the second quarter of 2016 was attributable to growth in interest-earning balances in the third quarter being concentrated in lower yielding securities and cash balances.

Average interest-earning assets were $509.6 million in the third quarter of 2016, compared to $496.5 million in the year-ago quarter and $499.1 million in the second quarter of 2016. Average loans outstanding in the third quarter of 2016 were $394.4 million or 77.4% of average interest-earning assets, compared with $383.3 million or 77.2% of average interest-earning assets in the year-ago quarter and $395.7 million or 79.3% of total average interest-earning assets in the second quarter of 2016.

Average interest-bearing deposit balances were $356.8 million in the third quarter of 2016, compared to $350.4 million in the year-ago quarter and $342.6 million in the second quarter of 2016. The average balances of interest-bearing demand, savings and money market accounts (transaction accounts) were $301.4 million in the third quarter of 2016 compared to $277.2 million in the year-ago quarter and $290.2 million in the second quarter of 2016. Transaction accounts comprised 84.5% of total interest-bearing deposits in the third quarter of 2016, compared to 79.1% in the year-ago quarter and 84.7% in the second quarter of 2016.

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Net interest income totaled $12.6 million in the nine months ended September 30, 2016, compared to $12.5 million in the year-ago period. The net interest margin was 3.33% for the nine months ended September 30, 2016, compared to 3.41% in the year-ago period.

Average interest-earning assets were $501.5 million in the nine months ended September 30, 2016, compared to $491.7 million in the year-ago period. Average loans outstanding in the nine months ended September 30, 2016 increased $9.8 million compared to the year-ago period, and totaled 77.9% of total interest-earning assets in the nine months ended September 30, 2016, compared with 77.4% in the year-ago period.

The average balance in time deposits decreased $18.5 million in the nine months ended September 30, 2016 compared with the year-ago period, while the average balances in lower-costing transaction accounts increased $13.4 million. Transaction accounts comprised 83.8% of total interest-bearing deposits in the first nine months of 2016, compared to 78.9% in the year-ago. The changes in the composition of average deposit balances in the three and nine months ended September 30, 2016 was primarily the result of the movement of large municipal time deposit maturities into money market accounts and overnight sweep accounts.

Non-Interest Income and Non-Interest Expenses

Non-interest income was $1.7 million in the third quarter of 2016, compared to $1.2 million in the year-ago quarter and $1.8 million in the second quarter of 2016. Gains on sales of loans totaled $351,000 in the third quarter of 2016, and $829,000 for the first nine months of 2016, reflecting the launch in the second quarter of secondary market sales of SBA and residential mortgage loans. Total loan sales in the third quarter were $9.6 million, of which $2.1 million were the 75% guaranteed portion of SBA loans and $7.5 million were residential mortgages. Gains on sales of SBA loans and residential mortgages in the third quarter totaled $191,000 and $160,000, respectively, compared to $414,000 and $64,000 in the second quarter of 2016. The Company did not sell any loans in 2015 or in the first quarter of 2016. Service charges, wealth management fees and treasury management fees increased an aggregate $115,000 or 11.0% in the third quarter of 2016 compared with the year-ago quarter, primarily from the impact of changes to certain of the Bank’s fees and service charges and from business development activities.

Non-interest income was $4.8 million in the first nine months of 2016, compared to $3.6 million in the year ago period. Gains on sales of loans accounted for approximately 65% of the increase in non-interest income, with the balance of the increase being driven by changes to certain of the Bank’s fees and service charges and from business development activities.

4

Non-interest income accounted for 28.8% of total revenue in the third quarter of 2016, compared to 22.0% in the year-ago quarter and 29.8% in the second quarter of 2016. Non-interest income accounted for 27.8% of total revenue in the first nine months of 2016, compared with 22.1% in the year-ago period.

Non-interest expenses were $6.6 million for the third quarter of 2016, compared with $5.2 million in the year-ago quarter and $5.7 million for the second quarter of 2016. Merger related expenses accounted for approximately 69% of the increase in non-interest expenses compared to the year-ago quarter. Salaries and benefits increased $415,000 in the third quarter of 2016 compared to the year-ago quarter due primarily to the previously-announced hiring of the small business lending team and residential mortgage originators in the fourth quarter of 2015. The Company’s efficiency ratio was 110.3% in the third quarter of 2016, compared with 95.0% in the year-ago quarter and 93.7% in the second quarter of 2016.

Non-interest expenses were $17.6 million in the first nine months of 2016, compared to $15.3 million in the first nine months of 2015. Merger related expenses accounted for $987,000, or 43% of the increase in non-interest expenses. Salaries and benefits increased $1.1 million due primarily to the hiring of the small business lending team and residential mortgage originators. The Company’s efficiency ratio was 101.2% for the first nine months of 2016, compared to 95.0% in the year-ago period.

Income Taxes

An income tax benefit of $190,000 and $233,000, respectively, was recorded in the three months and nine months ended September 30, 2016. The amount of income tax expense or benefit recognized in 2016 was impacted by the overall amount of pre-tax income and the amount of pre-tax income that is not subject to federal income taxes, which is comprised primarily of income from bank-owned life insurance that was partially offset by non-deductible merger related expenses.

About DCB Financial Corp

DCB Financial Corp is a financial holding company formed under the laws of the State of Ohio. The Company is the parent of The Delaware County Bank & Trust Company, a state-chartered commercial bank. The Bank conducts business from its main offices at 110 Riverbend Avenue in Lewis Center, Ohio, and through its nine full-service and four limited-service branch offices located in Central Ohio. The Bank provides customary retail and commercial banking and cash management services to its customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, commercial leases, SBA loans, real estate mortgage loans, night depository facilities and trust and personalized wealth management services.

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Forward-Looking Statements

This press release contains certain forward-looking statements with respect to the financial condition, results of operations and business of DCB Financial Corp, including certain plans, expectations, goals, projections, and statements. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: ability to obtain regulatory approvals for the Merger in a timely manner and without significant expense or other burdens; ability to meet other closing conditions to the Merger, including approval by the Company’s shareholders; delay in closing the Merger; difficulties and delays in integrating the businesses of the Company and First Commonwealth or fully realizing cost savings and other benefits; business disruption following the Merger; an increase in competitive pressure in the banking industry; changes in the interest rate environment which may affect the net interest margin; changes in the regulatory environment; general economic conditions, either nationally or regionally, resulting in, among other things, a deterioration in credit quality; changes in business conditions and inflation; changes in the securities markets; changes in technology used in the banking business; our ability to maintain and increase market share and control expenses; increases in FDIC insurance premiums may cause earnings to decrease; and other risks set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and in subsequent filings with the Securities and Exchange Commission.

The Company does not undertake, and specifically disclaims any obligation, to publicly revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact:	DCB Financial Corp
Ronald J. Seiffert, Chairman, President and CEO
(740) 657-7000

J. Daniel Mohr, Executive Vice President and CFO
(740) 657-7510

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DCB Financial Corp

Consolidated Balance Sheets

	September 30, 2016 (unaudited)	December 31, 2015
	(Dollars in thousands, except share and per share data)
Assets
Cash and due from financial institutions	$6,092	$6,929
Interest-bearing deposits	25,190	24,963
Total cash and cash equivalents	31,282	31,892

Securities available-for-sale	95,676	87,797

Loans	390,750	378,513
Less allowance for loan losses	(4,592)	(4,333)
Net loans	386,158	374,180

Loans held for sale	755	-
Real estate owned	68	68
Investment in FHLB stock	3,250	3,250
Premises and equipment, net	9,810	5,091
Premises and equipment held-for-sale	-	4,771
Bank-owned life insurance	21,329	20,760
Deferred tax asset, net	10,467	10,440
Accrued interest receivable and other assets	6,622	3,015
Total assets	$565,417	$541,264

Liabilities and shareholders’ equity
Liabilities:
Deposits:
Non-interest bearing	$123,353	$124,023
Interest bearing	366,195	350,514
Total deposits	489,548	474,537

Borrowings	4,293	4,520
Obligations under capital lease	8,016	-
Accrued interest payable and other liabilities	4,167	3,360
Total liabilities	506,024	482,417

Shareholders’ equity:
Common stock	16,907	16,410
Retained earnings	49,820	49,799
Treasury stock	(7,520)	(7,416)
Accumulated other comprehensive income	994	436
Deferred stock-based compensation	(808)	(382)
Total shareholders’ equity	59,393	58,847
Total liabilities and shareholders’ equity	$565,417	$541,264

Common shares outstanding	7,339,232	7,281,237
Book value per common share	$8.09	$8.08

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DCB Financial Corp

Consolidated Statements of Operations (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
	(Dollars in thousands, except share and per share data)

Interest income:
Loans	$4,157	$3,979	$12,154	$11,884
Securities	494	473	1,508	1,460
Federal funds sold and interest bearing deposits	28	17	80	46
Total interest income	4,679	4,469	13,742	13,390

Interest expense:
Deposits:
Savings and money market accounts	202	153	560	445
Time accounts	81	88	229	272
NOW accounts	20	16	56	49
	303	257	845	766

Obligation under capital lease	81	-	215	-
Borrowings	41	35	126	106
Total interest expense	425	292	1,186	872

Net interest income	4,254	4,177	12,556	12,518
Provision for loan losses	-	(150)	-	-
Net interest income after provision for loan losses	4,254	4,327	12,556	12,518

Non-interest income:
Service charges	560	523	1,596	1,475
Wealth management fees	463	438	1,355	1,217
Treasury management fees	134	81	348	203
Income from bank-owned life insurance	163	163	569	571
Gain on sale of loans	351	-	829	-
Loss on sale of REO	-	(19)	-	(20)
Other non-interest income	47	37	144	115
Total non-interest income	1,718	1,223	4,841	3,561

Non-interest expense:
Salaries and employee benefits	3,186	2,771	9,356	8,302
Occupancy and equipment	1,016	1,000	2,963	2,965
Professional services	218	405	905	1,042
Merger related expenses	987	-	987	-
Advertising	108	169	506	418
Office supplies, postage and courier	87	81	250	232
FDIC insurance premium	60	95	238	302
State franchise taxes	118	75	352	225
Other non-interest expense	808	554	2,052	1,810
Total non-interest expense	6,588	5,150	17,609	15,296

Income (loss) before income tax benefit	(616)	400	(212)	783
Income tax benefit	(190)	(10,688)	(233)	(10,688)
Net income (loss)	$(426)	$11,088	$21	$11,471

Share and Per Share Data
Basic average common shares outstanding	7,339,710	7,282,365	7,322,482	7,269,222
Diluted average common shares outstanding	7,339,710	7,302,174	7,355,709	7,288,237
Basic earnings per common share	$(0.06)	$1.52	$0.00	$1.58
Diluted earnings per common share	$(0.06)	$1.52	$0.00	$1.58

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DCB Financial Corp

Consolidated Average Balances (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
	(Dollars in thousands)
Earning assets
Interest bearing cash	$21,473	$27,563	$20,658	$26,167
Securities	90,796	82,088	87,224	81,172
Tax-exempt securities	2,915	3,560	3,049	3,584
Loans	394,392	383,323	390,613	380,824
Total earning assets	509,576	496,534	501,544	491,747

Non-earning assets	60,065	39,432	53,613	40,060
Total assets	$569,641	$535,966	$555,157	$531,807

Interest bearing liabilities
Interest bearing DDA	$88,129	$80,287	$84,861	$80,583
Money market	162,468	153,318	158,822	155,706
Savings accounts	50,777	43,628	49,396	43,425
Time deposits	55,406	73,151	56,513	74,972
Borrowings	9,690	7,759	10,717	6,304
Obligation under capital lease	8,069	-	8,121	-
Total interest bearing liabilities	374,539	358,143	368,430	360,990

Non-interest bearing deposits	$123,214	$126,128	$123,364	$119,593
Other non-interest bearing liabilities	12,731	4,927	4,775	4,491
Total liabilities	510,484	489,198	496,569	485,074
Shareholders’ equity	59,157	46,768	58,588	46,733
Total liabilities and shareholders’ equity	$569,641	$535,966	$555,157	$531,807

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DCB Financial Corp

Loans and Deposits (Unaudited)

The following table sets forth the composition of the Company’s loan portfolio, excluding deferred loan costs and including loans held for sale at the dates indicated:

	September 30, 2016		June 30, 2016		December 31, 2015
	Amount	Percent	Amount	Percent	Amount	Percent
Loan portfolio composition	(Dollars in thousands)
Commercial and industrial	$104,108	26.6%	$105,530	26.7%	$99,213	26.2%
Commercial real estate	99,505	25.5%	103,408	26.1%	100,743	26.7%
Real estate and home equity	151,117	38.7%	149,383	37.7%	137,645	36.4%
Consumer and credit card	36,158	9.2%	37,615	9.5%	40,587	10.7%
Total loans	$390,888	100.0%	$395,936	100.0%	$378,188	100.0%

Net deferred loan costs	617		617		325
Allowance for loan losses	(4,592)		(4,590)		(4,333)
Net loans	$386,913		$391,963		$374,180

At September 30, 2016, total loans included $755,000 in loans held for sale, which consisted of residential mortgages for sale on the secondary market. At June 30, 2016 and December 31, 2015 there were $3.6 million and $0 loans held for sale, respectively.

The following table sets forth the composition of the Company’s deposits at the dates indicated:

	September 30, 2016		June 30, 2016		December 31, 2015
	Amount	Percent	Amount	Percent	Amount	Percent
Deposit composition	(Dollars in thousands)
Non-interest bearing demand	$123,353	25.2%	$119,808	25.6%	$124,023	26.1%
Interest bearing demand	86,239	17.6%	87,873	18.8%	77,616	16.4%
Total demand	209,592	42.8%	207,681	44.4%	201,639	42.5%

Savings	52,026	10.6%	49,722	10.6%	47,333	10.0%
Money market	171,817	35.1%	157,136	33.6%	154,119	32.5%
Time deposits	56,113	11.5%	53,053	11.4%	71,446	15.0%
Total deposits	$489,548	100.0%	$467,592	100.0%	$474,537	100.0%

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DCB Financial Corp

Asset Quality (Unaudited, except for December 31, 2015 data)

The following table represents a summary of delinquent loans grouped by the number of days delinquent at the dates indicated:

Delinquent loans and leases	September 30, 2016		June 30, 2016		December 31, 2015
	$	%(1)	$	%(1)	$	%(1)
	(Dollars in thousands)
30 days past due	$202	0.05%	$158	0.04%	$191	0.05%
60 days past due	123	0.03%	56	0.01%	111	0.03%
90 days past due and still accruing	-	-	-	-	2	0.01%
Non-accrual	3,367	0.86%	1,423	0.36%	1,222	0.32%
Total	$3,692	0.94%	$1,637	0.41%	$1,526	0.41%

(1) As a percentage of total loans, including loans held for sale, excluding deferred costs

The following table represents information concerning the aggregate amount of non-performing assets (includes loans held for sale):

Non-performing assets	September 30, 2016	June 30, 2016	December 31, 2015
	(Dollars in thousands)
Non-accruing loans:
Residential real estate loans and home equity	$816	$742	$668
Commercial real estate	2,315	142	-
Commercial and industrial	236	539	554
Consumer loans and credit cards	-	-	-
Total non-accruing loans	3,367	1,423	1,222
Accruing loans delinquent 90 days or more	-	-	2
Total non-performing loans (excluding TDR’s)	3,367	1,423	1,224

Other real estate and repossessed assets	68	68	68
Total non-performing assets (excluding TDR’s)	$3,435	$1,491	$1,292

Troubled debt restructurings(1)	$6,431	$6,486	$6,040
Total non-performing loans (including TDR’s)	$9,798	$7,909	$7,264
Total non-performing assets (including TDR’s)	$9,866	$7,977	$7,332

(1) TDR’s that are in compliance with their modified terms and accruing interest.

The following table summarizes changes in the allowance for loan losses arising from loans charged off, recoveries on loans previously charged off and additions to the allowance which have been charged to expense:

Allowance for loan losses	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
	(Dollars in thousands)
Allowance for loan losses, beginning of period	$4,590	$4,164	$4,333	$4,236

Loans charged-off	(68)	(63)	(156)	(570)
Recoveries of loans previously charged-off	70	255	415	540
Net recoveries (charge-offs)	2	192	259	(30)
Provision for loan losses	-	(150)	-	-
Allowance for loan losses, end of period	$4,592	$4,206	$4,592	$4,206

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DCB Financial Corp

Consolidated Financial Information (Unaudited)

Key Ratios	At or for the three months ended September 30,		At or for the nine months ended September 30,
	2016	2015	2016	2015
Return on average assets	(0.30)%	8.26%	0.01%	4.31%
Return on average equity	(2.88)%	94.9%	0.05%	49.1%
Yield on earning assets	3.63%	3.57%	3.63%	3.76%
Cost of interest-bearing liabilities	0.45%	0.32%	0.43%	0.32%
Net interest margin (1)	3.31%	3.35%	3.33%	3.41%
Non-interest income to total income (2)	28.8%	22.9%	27.8%	22.2%
Efficiency ratio (3)	110.3%	95.0%	101.2%	95.0%

Net loans (recovered) charged-off to average loans, annualized	0.00%	(0.20)%	(0.09)%	0.02%
Provision for loan losses to average loans, annualized	0.00%	(0.16)%	0.00%	0.00%
Allowance for loan losses to total loans	1.18%	1.12%	1.18%	1.12%
Allowance for loan losses to non-accrual loans	136.4%	314.4%	136.4%	314.4%
Non-accrual loans to total loans	0.86%	0.35%	0.86%	0.35%
Non-performing assets to total assets (including performing TDR’s)	1.37%	1.52%	1.37%	1.52%
Non-performing assets to total assets (excluding performing TDR’s)	0.23%	0.39%	0.23%	0.39%

(1)	Net interest income divided by average earning assets
(2)	Non-interest income (excluding net realized gains and losses on securities and other non-recurring gains and losses) divided by the sum of net interest income and non-interest income (as adjusted)
(3)	Non-interest expense (less OREO expense and non-recurring expenses and losses) divided by the sum of net interest income and non-interest income (as adjusted)

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DCB Financial Corp

Selected Quarterly Financial Data (Unaudited)

	2016			2015
	Third	Second	First	Fourth	Third
	(Dollars in thousands, except per share data)
Interest income	$4,679	$4,638	$4,425	$4,500	$4,469
Interest expense	425	394	367	298	292
Net interest income	4,254	4,244	4,058	4,202	4,177
Provision for loan losses	-	-	-	-	(150)
Net interest income after provision for loan losses	4,254	4,244	4,058	4,202	4,327
Non-interest income	1,718	1,802	1,321	1,261	1,223
Non-interest expenses	6,588	5,663	5,358	5,157	5,150
Income before income tax	(616)	383	21	306	400
Income tax expense (benefit)	(190)	52	(95)	33	(10,688)
Net income	$(426)	$331	$116	$273	$11,088

Stock and related per share data
Basic and diluted earnings per common share	$(0.06)	$0.04	$0.02	$0.04	$1.52
Basic weighted average common shares outstanding	7,339,710	7,346,417	7,311,238	7,280,480	7,282,365
Diluted weighted average common shares outstanding	7,339,710	7,363,802	7,330,881	7,297,496	7,302,174
Common book value per share	$8.09	$8.15	$8.06	$8.08	$8.05

Capital Ratios:
Bank
Tier 1 leverage ratio	8.84%	9.02%	8.97%	9.11%	9.18%
Common equity tier 1 capital ratio	12.26%	12.51%	12.60%	13.11%	13.09%
Tier 1 risk based capital ratio	12.26%	12.51%	12.60%	13.11%	13.09%
Total risk based capital ratio	13.44%	13.70%	13.75%	14.29%	14.23%

Total equity to assets ratio (consolidated)	10.51%	10.76%	10.72%	10.87%	10.83%

Selected ratios:
Return on average assets	(0.30)%	0.24%	0.09%	0.20%	8.26%
Return on average equity	(2.88)%	2.26%	0.80%	1.90%	94.9%
Yield on earning assets	3.63%	3.70%	3.54%	3.55%	3.57%
Cost of interest-bearing liabilities	0.45%	0.44%	0.34%	0.33%	0.32%
Net interest margin	3.31%	3.41%	3.33%	3.33%	3.35%
Non-interest income to total income (1)	28.8%	29.8%	24.6%	22.6%	22.9%
Efficiency ratio (2)	110.3%	93.7%	99.6%	95.0%	95.0%

Asset quality ratios:
Net loans (recovered) charged-off to average loans, annualized	0.00%	(0.26)%	0.00%	(0.13)%	(0.20)%
Provision for loan losses to average loans, annualized	0.00%	0.00%	0.00%	0.00%	(0.16)%
Allowance for loan losses to total loans	1.18%	1.17%	1.11%	1.14%	1.12%
Allowance for loan losses to non-accrual loans	136%	323%	365%	355%	314%
Non-accrual loans to total loans	0.86%	0.36%	0.30%	0.32%	0.35%
Non-performing assets to total assets (including performing TDR’s)	1.37%	1.43%	1.40%	1.35%	1.52%
Non-performing assets to total assets (excluding performing TDR’s)	0.23%	0.27%	0.24%	0.24%	0.39%

(1)	Non-interest income (net of realized gains and losses on securities and other non-recurring items) divided by the sum of net interest income and non-interest income (as adjusted).

(2)	Non-interest expense (less OREO expense) divided by the sum of net interest income and non-interest income (as adjusted).

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